                                                    Filed Pursuant to 424(B)(3)
                                                    File No. 333-24115

                 YOUR MONEY CAN BEGIN EARNING THESE HIGH RATES

                   PROSPECTUS SUPPLEMENT DATED AUGUST 15, 1997

                                INVESTMENT NOTES

               ---------------------------------- ----------------------- -------------------------------
                             TERM                          RATE                   ANNUAL YIELD*
               ================================== ======================= ===============================
                          3 MONTHS                        7.15%                       7.41%
               ================================== ======================= ===============================
                          6 MONTHS                        8.00%                       8.32%
               ================================== ======================= ===============================
                         12 MONTHS                        8.25%                       8.59%
               ================================== ======================= ===============================
                         18 MONTHS                        8.30%                       8.65%
               ================================== ======================= ===============================
                         24 MONTHS                        8.55%                       8.92%
               ================================== ======================= ===============================
                         30 MONTHS                        9.05%                       9.47%
               ================================== ======================= ===============================
                         36 MONTHS                        9.30%                       9.74%
               ================================== ======================= ===============================
                         48 MONTHS                        9.65%                       10.13%
               ================================== ======================= ===============================
                         60 MONTHS                        10.50%                      11.06%
               ================================== ======================= ===============================
                          7 YEARS                         10.60%                      11.18%
               ================================== ======================= ===============================
                         10 YEARS                         10.75%                      11.34%
               ---------------------------------- ----------------------- -------------------------------

                       MINIMUM FOR INVESTMENT NOTES $1,000

                            NEW MONEY MARKET NOTE --
                                  RATE 6.15% --
                               ANNUAL YIELD 6.34%

                      SEE REVERSE FOR IMPORTANT INFORMATION

                            FOR MORE INFORMATION CALL

                                 1 800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                            Balapointe Office Centre
                      111 Presidential Boulevard, Suite 215
                              Bala Cywnyd, PA 19004
                                 1 800-776-4001

   * The rates for the Investment Notes are available through September 30, 1997.

An offer can only be made by the Prospectus dated May 27, 1997, delivered in conjunction with this Rate Supplement dated August 15, 1997. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through September 30, 1997. The interest rate paid on the Money Market Notes is subject to change from time to time in the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.